SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CHEROKEE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee previously was paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

CHEROKEE INC.

6835 Valjean Avenue

Van Nuys, California 91406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of the Stockholders of Cherokee Inc. will be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on June 14, 2004 at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect five directors to the Board of Directors who will serve until the 2005 Annual Meeting of Stockholders of Cherokee Inc. and until their successors have been duly elected and qualified; and

2.	To transact such other business as may be properly brought before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on April 15, 2004 will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during normal business hours for ten days prior to the annual meeting at the Loews Santa Monica Beach Hotel.

The Board of Directors urges each stockholder to read carefully the enclosed proxy statement, which is incorporated herein by reference.

By Order of the Board of Directors,

Carol A. Gratzke

Secretary

Van Nuys, California

April 20, 2004

IMPORTANT

Whether or not you expect to attend the annual meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Your proxy will be revocable any time prior to its exercise either in writing or by voting your shares personally at the annual meeting.

CHEROKEE INC.

6835 Valjean Avenue

Van Nuys, California 91406

PROXY STATEMENT

2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cherokee Inc., a Delaware corporation (“Cherokee” or the “Company”), of proxies to be used at the 2004 Annual Meeting of Stockholders to be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on June 14, 2004, at 10:00 a.m. (Pacific Time) and at any adjournments or postponements thereof. A form of the proxy is enclosed for use at the annual meeting. Stockholders are being asked to vote upon the election of five directors to the Board of Directors, and to transact such other business as may properly come before the annual meeting. The approximate date on which this Proxy Statement and form of proxy are being mailed to the stockholders is May 3, 2004.

Record Date, Outstanding Shares and Voting

The Company’s Board of Directors has fixed April 15, 2004 as the record date to determine stockholders entitled to notice of and to vote at the annual meeting. As of the record date, there were 8,602,582 shares of common stock outstanding. Each stockholder of record at the close of business on April 15, 2004 is entitled to one vote for each share of common stock then held on each matter to come before the annual meeting, or any adjournments or postponements thereof.

Quorum and Voting Requirements

A majority of the votes eligible to be cast at the annual meeting by holders of common stock, or 4,301,291 votes, represented in person or by proxy at the annual meeting is required for a quorum. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Under the rules that govern brokers, brokers who have record ownership of shares have the authority to vote on certain “routine” matters even when they have not received instructions from the beneficial owners of such shares. Brokers that do not receive instructions are entitled to vote on the election of directors. Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting. The nominees receiving the five highest number of votes will become directors. Abstentions will not affect whether the election of any nominee to the Board of Directors is approved at the annual meeting. No other proposals are expected to be presented at the annual meeting. The Company’s Certificate of Incorporation does not provide for cumulative voting.

Voting and Revocation of Proxies

If no instructions are given on the proxy, all shares represented by valid proxies received pursuant to this solicitation and not revoked before they are voted will be voted FOR the directors nominated by the Board of Directors, and as recommended by the Board of Directors with regard to all other matters or if no such recommendation is given, in the discretion of the proxy holder. Proxies marked “withhold” and/or “abstain” will be counted towards the quorum requirement but will not be voted for the election of the Board of Directors’ director nominees.

A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the meeting, a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, are required to so notify the Secretary of the Company prior to the beginning of the annual meeting.

Security Ownership of Principal Stockholders

The following table sets forth information regarding the beneficial ownership of common stock as of April 15, 2004 by each person believed to own beneficially five percent or more of the Company’s common stock. Unless noted otherwise, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. Under the rules of the Securities and Exchange Commission, in calculating percentage ownership, each holder is deemed to beneficially own any shares subject to options exercisable by the holder within sixty days of April 15, 2004, but options owned by others are deemed not to be outstanding shares even if the options are exercisable within sixty days. Percentage ownership is based on 8,602,582 shares of common stock outstanding on April 15, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Robert Margolis 6835 Valjean Avenue Van Nuys, CA 91406	1,445,674	(1)	16.8	%(1)

The Newstar Group, Inc. dba The Wilstar Group 6835 Valjean Avenue Van Nuys, CA 91406	463,541	(2)	5.4	%(2)

FMR Corp. 82 Devonshire Street Boston, MA 02109	743,300	(3)	8.6%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	764,600	(4)	8.9%

Javelin Capital LLC 7674 W. Lake Mead Blvd., Suite 230 Las Vegas, NV 89128	553,579	(5)	6.4	%(5)

First Manhattan Co. 437 Madison Avenue New York, NY 10022	516,925	(6)	6.0%(6)

(1)	Includes 463,541 shares owned by The Newstar Group, Inc. d/b/a The Wilstar Group (“Wilstar”). Mr. Margolis is the sole shareholder of Wilstar. Includes 122,189 shares contributed to the Robert Margolis Foundation, Inc. Mr. Margolis expressly disclaims beneficial ownership of such shares in the Robert Margolis Foundation.

(2)	Does not include 859,944 shares individually held by Mr. Margolis.

(3)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004 by FMR Corp. and affiliated entities.

(4)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004 by Wellington Management Company, LLP.

(5)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2004 by Javelin Capital LLC. Number includes 2,000 shares owned by Ed Borgato of Javelin Capital LLC, of which Javelin Capital LLC disclaims dispositive power as to 2,000 of such shares and disclaims beneficial ownership as to 2,000 of such shares.

(6)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004 by First Manhattan Co. Number includes 47,280 shares owned by family members of Senior Managing Directors of First Manhattan Co., of which First Manhattan Co. disclaims dispositive power as to 11,650 of such shares and disclaims beneficial ownership as to 35,630 of such shares.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of common stock as of April 15, 2004, by each director and nominee for director, the Chief Executive Officer and each of the four other most highly compensated executive officers as of January 31, 2004, and all directors and executive officers as a group. Unless noted otherwise, the holders listed below have sole voting and dispositive power over the shares beneficially held by them. Under the rules of the Securities and Exchange Commission, in calculating percentage ownership, each holder is deemed to beneficially own any shares subject to options exercisable by the holder within sixty days of April 15, 2004, but options owned by others are deemed not to be outstanding shares even if the options are exercisable within sixty days. Percentage ownership is based on 8,602,582 shares of common stock outstanding on April 15, 2004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Robert Margolis(1)	1,445,674	16.8%
Jess Ravich	13,316	*
Keith Hull	10,000	*
Timothy Ewing(2)	162,316	1.9%
Dave Mullen	5,000	*
Howard Siegel(3)	120,450	1.4%
Sandi Stuart(4)	50,000	*
Larry Sass(5)	10,000	*
All Executive Officers and directors as a group(6)	1,816,756	21.1%

*	= less than 1%

(1)	Includes 859,944 shares held individually by Mr. Margolis, 463,541 shares owned by Wilstar, and 122,189 shares held by the Robert Margolis Foundation. Mr. Margolis is the sole shareholder of Wilstar, and expressly disclaiming beneficial ownership of the shares held by the Robert Margolis Foundation.

(2)	Includes 41,077 shares held by Mr. Ewing directly; 84,839 shares held by Ewing & Partners, a Texas general partnership; 8,294 shares held directly by Endurance Partners, L.P., and 25,106 shares held directly by Endurance Partners, (Q.P.), L.P. (Endurance Partners L.P. and Endurance Partners, (Q.P.), L.P. together, the “Funds”). Mr. Ewing is the sole member of the Ewing Asset Management, L.L.C., which is the general partner of Endurance General Partners, L.P., which in turn is the general partner of the Funds. Mr. Ewing disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Ewing is the beneficial owner of these shares for the purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, or for any other purpose.

(3)	Includes 76,406 shares which may be acquired pursuant to options that are currently exercisable.

(4)	Includes 35,582 shares which may be acquired pursuant to options that are or will be exercisable within sixty days of April 15, 2004.

(5)	Includes 10,000 shares which may be acquired pursuant to options that are or will be exercisable within sixty days of April 15, 2004.

(6)	Includes 121,988 shares which may be acquired pursuant to options that are or will be exercisable within sixty days of April 15, 2004.

ITEM 1. ELECTION OF DIRECTORS

At the annual meeting, stockholders will be asked to elect five directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. All five incumbent directors have been nominated for re-election for one-year terms. Mr. Margolis has been nominated pursuant to the terms of a management agreement between Mr. Margolis and the Company. See “Executive Compensation— Employment and Management Agreements—Management Agreement.” None of the nominees has any family relationship to any other nominee or to any executive officer of the Company. Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting.

In the event that any nominee for director should become unavailable, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. The Board of Directors has no present knowledge that any of the persons named will be unavailable to serve.

Information Concerning Directors and Nominees for Board of Directors

The following table sets forth the principal occupation or employment and principal business of the employer, if any, of each director and nominee for director, as well as his age, business experience, other directorships held by him and the period during which he has previously served as director of the Company. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

Name, Age and Present Position with the Company	Principal Occupation for Past Five Years; Other Directorships; Business Experience
Robert Margolis, 55 Director, Chairman of the Board of Directors and Chief Executive Officer	Mr. Margolis has been a director since May 1995. Mr. Margolis was appointed Chairman of the Board of Directors and Chief Executive Officer on May 5, 1995. Mr. Margolis was the co-founder of the Company’s Apparel Division in 1981. He had been the Co-Chairman of the Board of Directors, President and Chief Executive Officer since June 1990 and became Chairman of the Board of Directors on June 1, 1993. Mr. Margolis resigned all of his positions with the Company on October 31, 1993 and entered into a one-year consulting agreement with the Company. Subsequently, Mr. Margolis rejoined us as Chairman and CEO in 1995. Mr. Margolis’ services as Chief Executive Officer are provided pursuant to the terms of a management agreement between Mr. Margolis and the Company. See “Executive Compensation —Employment and Management Agreements—Management Agreement.”

Timothy Ewing, 43 Director	Mr. Ewing has been a director since September 1997. Mr. Ewing, a Chartered Financial Analyst, is the managing partner of Ewing & Partners, the manager of Value Partners, Ltd., a private investment partnership formed in 1989, and of the Endurance Partnerships, formed in 2001. Mr. Ewing sits on the board of directors of Harbourton Financial Corporation in McLean, Virginia. In addition, he is Chairman

Name, Age and Present Position with the Company	Principal Occupation for Past Five Years; Other Directorships; Business Experience
of the governing board of the Dallas Museum of Natural History and sits on the Board of Trustees of the Baylor Health Care System Foundation and The Dallas Opera, Princeton University’s advisory council for its Department of Chemical Engineering, and the advisory board of the University of Texas at Dallas Holocaust Studies Program.

Dave Mullen, 69 Director	Mr. Mullen has been a Director since May 2000. For more than nine years, he was the President and CEO of Robinson’s-May in North Hollywood, California and retired from The May Department Stores in July 1999. He joined The May Department Stores in March 1988 and from March 1988 to June 1988 was the President and CEO of Goldwater’s in Phoenix, Arizona. From June 1988 to January 1991 he was President and CEO of Filene’s in Boston, Massachusetts and in January 1991 became the President and CEO of Robinson’s-May in North Hollywood.

Jess Ravich, 46 Director	Mr. Ravich has been a Director since May 1995. Mr. Ravich is the Chairman and Chief Executive Officer of Libra Securities, LLC, a Los Angeles based investment banking firm that focuses on capital raising and financial advisory services for middle market corporate clients and the sales and trading of debt and equity securities for institutional investors. Prior to founding Libra in 1991, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice
President at Drexel Burnham Lambert. Mr. Ravich serves on the board of directors of the Continental AFA Dispensing Company. In addition to his professional responsibilities, Mr. Ravich is also on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls.

Keith Hull, 51 Director	Mr. Hull has been a director since June 1995. For more than five years, Mr. Hull has been President of Avondale Fabrics and Corporate Vice President of its parent, Avondale Mills Inc. Avondale Mills is a diversified manufacturer of textiles.

Meetings and Committees of the Board of Directors

The business affairs of the Company are managed under the direction of the Board of Directors, although the Board of Directors is not involved in day-to-day operations. During the fiscal year ended January 31, 2004 (“fiscal 2004”) the Board of Directors met one time and took action on five occasions. Each director attended at least 80% of all Board of Directors and applicable committee meetings during fiscal 2004. The Company encourages all of its directors to attend annual meetings of stockholders. All directors attended the 2003 annual meeting of stockholders.

The Board of Directors does not currently provide a process for stockholders to send communications directly to the Board of Directors. However, communications may be sent by stockholders to the Secretary c/o Cherokee Inc., 6835 Valjean Avenue, Van Nuys, California 91406, who will forward any received communications to the Board of Directors.

Audit Committee

The primary functions of the Company’s Audit Committee are to select, evaluate and, where appropriate, replace a firm of independent certified public accountants to conduct, among other things, the annual audit of the

Company’s books and records; to review with the independent accountants the scope and results of the annual audit and quarterly reviews prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; to meet with the independent accountants and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed; to review and discuss the Company’s financial statements with the Company’s management; to consult with the independent accountants and management with regard to the adequacy of the Company’s system of internal accounting and financial controls; to discuss with management and the independent accountants the Company’s practices with respect to risk assessment, risk management and critical accounting policies; to receive from the independent auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with the independent auditors; to review and reassess annually the adequacy of its charter; to prepare a report each year for inclusion in the Company’s annual Proxy Statement; and to preapprove all auditing services and permitted non-audit services to be performed for the Company by its independent accountants. The Cherokee Board of Directors has adopted a written charter for the Audit Committee, attached hereto as Annex A. In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined by the rules of The Nasdaq Stock Market, Inc. and Rule 10A-3 of the Exchange Act.

Representatives of the Company’s independent public accountants are invited to attend meetings of the Audit Committee and certain members of management may also be invited to attend. In fiscal 2004, the Audit Committee consisted of three non-employee directors: Mr. Hull, Mr. Mullen and Mr. Ravich, and Mr. Ravich is the Company’s designated Audit Committee Financial Expert. The Audit Committee met six times during fiscal 2004. Each member of the Audit Committee attended all of the Audit Committee meetings in fiscal 2004.

Any stockholder or employee may submit at any time a complaint or concern to the Audit Committee regarding any questionable accounting, internal accounting controls or auditing matters concerning the Company by writing c/o Keith Hull, Cherokee Inc. 6835 Valjean Avenue, Van Nuys, California 91406.

Compensation Committee

The Company’s compensation program for executive officers is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to the Company’s executives. The Compensation Committee consists of Mr. Ravich, Mr. Ewing and Mr. Hull, all of whom are non-employee directors and outside directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code, respectively. The Board of Directors has determined that all of the members of the Compensation Committee are “independent,” in accordance with Rule 4350(c) rules of The Nasdaq Stock Market, Inc. The Compensation Committee took action on three occasions during fiscal 2004.

Compensation Committee Interlocks and Insider Participation

Except for Mr. Margolis, who is a director and Chief Executive Officer of the Company, as well as the sole shareholder of Wilstar, none of the executive officers of the Company has served on the Board of Directors or on the Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company. The executive management services of Mr. Margolis as the Company’s Chairman of the Board and Chief Executive Officer are provided pursuant to a management agreement between Mr. Margolis and the Company. See “Executive Compensation—Employment and Management Agreements—Management Agreement.”

Nominating Committee

The Company does not have a standing nominating committee, which the Board of Directors determined is not necessary given the relatively small size of the Company’s Board of Directors and management team, limited scope of operations and simplicity of the Company’s business. In accordance with the Nasdaq rules, commencing in fiscal year 2004, only the members of the Board of Directors who qualify as “independent directors” within the meaning of Rule 4200(a)(15) of the Nasdaq Rules will perform the functions of the nominating committee. These functions include reviewing and recommending to the full Board of Directors issues relating to the Board’s composition and structure; establishing criteria for membership and evaluating corporate policies relating to the recruitment of Board members; and making recommendations regarding proposals submitted by stockholders. The independent directors will evaluate nominees recommended by stockholders in the same manner as they evaluate other nominees. The independent directors will review each potential candidate’s qualifications, including the following criteria: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment.

All of the nominees for director being voted upon at the Annual Meeting are directors standing for re-election.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, officers (including the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions), employees, agents and consultants. This Code satisfies the requirements of a “code of business conduct and ethics” under Rule 4350-7 of the Nasdaq Rules and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

Directors’ Remuneration and Stock Options

For their services on the Board of Directors during fiscal 2004, each non-employee director was paid a retainer fee of $25,000 per annum. The fees are paid on a quarterly basis. On February 6, 2003, the directors voted to start paying committee members fees for their service on committees. Therefore, beginning in fiscal year 2004, in addition to the general retainer for board service, each Audit Committee member received $5,000 and each Compensation Committee member received $2,500 per each formal meeting. Each Audit Committee member also received an additional retainer fee of $15,000 per annum, bringing the aggregate retainer for such individuals for board and Audit Committee service to $40,000 per annum.

In addition, during fiscal 2004 the following current directors exercised stock options to purchase common stock of Cherokee: Chairman Robert Margolis purchased 10,000 shares; Director Keith Hull purchased 15,000 shares; Director Tim Ewing purchased 10,000 shares; and Director Dave Mullen purchased 5,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR EACH OF THE DIRECTORS NOMINATED IN ITEM 1.

EXECUTIVE COMPENSATION

Summary Compensation Table(1)

The following table includes information concerning annual and long-term compensation earned by the Chief Executive Officer and the other four most highly compensated executive officers as of January 31, 2004 (collectively, the “Named Executive Officers”), for services rendered during each of the Company’s last three fiscal years. The underlying option awards for fiscal 2004 were approved by our Board of Directors on April 7, 2004 and were considered to be part of the compensation paid to key employees for their service during fiscal 2004. The options awarded for fiscal 2004 expire in seven years from the date of grant, and vest ratably over three years.

	Annual Compensation					Long Term Compensation
Name and Principal Position	Fiscal Year	Salary $		Bonus $		Securities Underlying Option Awards #		All Other Compensation $
Robert Margolis Chairman and Chief Executive Officer	2004 2003 2002	720,746 647,564 647,564	(2) (2)	3,053,473 2,836,502 2,564,155	(2)	— — —		— — —

Howard Siegel President-Operations	2004 2003 2002	150,000 150,000 150,000		271,313 255,000 229,374		10,000 — —		— — —

Steven Ascher Executive Vice President	2004 2003 2002	294,000 350,000 350,000	(3)	575,000 55,000 37,197	(3)	— — —		— — —

Kyle Wescoat Chief Financial Officer	2004 2003 2002	215,000 215,000 —		213,750 40,000 —	(4)	— 30,464 —	(4)	— — —

Sandi Stuart Executive Vice President	2004 2003 2002	280,000 280,000 177,885	(5)	60,000 60,000 50,000		10,000 40,000 10,000		— — —

Larry Sass Senior Vice President	2004 2003 2002	190,000 190,000 175,000		50,000 40,000 30,000		5,000 — 30,000		— — —

(1)	None of the Named Executive Officers received any compensation reportable as Other Annual Compensation during the period covered by the Summary Compensation Table, except for perquisites, which did not exceed the lesser of $50,000 or 10% of total annual salary and bonus of such Named Executive Officer, and as a result, the corresponding column was omitted. Additionally, none of the Named Executive Officers received restricted stock awards or long-term incentive plan payouts during the period covered by the Summary Compensation Table and, as a result, the corresponding columns were omitted.

(2)	The executive management services of Mr. Margolis as the Company’s Chairman of the Board and Chief Executive Officer are provided pursuant to a management agreement originally between Wilstar and the Company. Mr. Margolis is the sole stockholder of Wilstar. On January 3, 2001, Wilstar assigned the management agreement to Mr. Margolis. Under the management agreement, Mr. Margolis is eligible to receive both base compensation and annual cash bonuses for providing management services. See “Employment and Management Agreements—Management Agreement” below for a further description of the management agreement.

(3)	Mr. Ascher left the Company during November 2003. In conjunction with his separation and in recognition of his service, we have agreed to pay Mr. Ascher severance totaling $575,000, all of which was expensed in fiscal 2004. The amount of the severance that was paid as of January 31, 2004 is $125,000.

(4)	Kyle Wescoat joined the Company as Chief Financial Officer in September 2002. As previously disclosed, in February 2004 Mr. Wescoat left the Company to pursue other opportunities. Mr. Wescoat received a total of 30,464 stock options during fiscal 2003, of which 20,310 were forfeited upon his leaving the Company. The remaining 10,154 vested in September 2003 and are currently exercisable at an exercise price of $18.79 per share. The $213,750 bonus amount paid to Mr. Wescoat in fiscal 2004 is comprised of a $100,000 bonus earned during fiscal 2004, and also $113,750 in severance in recognition of his service.

(5)	Sandi Stuart joined the Company as Executive Vice President on May 7, 2001, and her fiscal 2002 salary amount represents a partial year.

Option Grants in Last Fiscal Year

No options were granted during fiscal 2004 to the Named Executives.

Set forth below is further information on grants of stock options during fiscal 2005 to the Named Executive Officers. The underlying option awards were approved by our Board of Directors on April 7, 2004. The options expire in seven years from the date of grant, and vest ratably over three years.

Name	Number of Securities Underlying Options Granted(1) #		Percentage of Total Options Granted to Employees in fiscal 2004	Exercise or Base Price ($/ Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (2)
						5%	10%
Robert Margolis	—		—	—	—	—	—
Howard Siegel	10,000	(1)	9.6%	23.12	4-07-2011	$94,122	$219,343
Steven Ascher	—		—	—	—	—	—
Kyle Wescoat	—		—	—	—	—	—
Sandi Stuart	10,000	(1)	9.6%	23.12	4-07-2011	$94,122	$219,343
Larry Sass	5,000	(1)	4.8%	23.12	4-07-2011	$47,061	$109,672

(1)

All option grants were made pursuant to the Company’s 2003 Incentive Award Plan, as approved at the 2003 annual shareholder meeting. Under the plan, in the event of a liquidation, merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation (the “Corporate Transaction Triggers”), each option granted under the plan, to the extent not fully exercised, will be cancelled unless the surviving corporation in any such merger, reorganization or consolidation elects to assume the options or to grant substitute options in place thereof. Notwithstanding the foregoing, vested options will remain exercisable until the date of any such liquidation, merger, reorganization, or consolidation and any unvested options will become exercisable for a ten-day period ending on the fifth day immediately preceding any such liquidation, merger, reorganization or consolidation. Under the plan, the plan administrator has the power to provide in the terms of each individual option agreement the vesting and exercisability of the options. Such individual option agreements have typically provided that in addition to the Corporate Transaction Triggers, in the event of the acquisition by another corporation or person of all or substantially all of the Company’s assets or 80% or more of the Company’s then outstanding voting stock in which the Company is not the surviving corporation or the Company becomes a wholly owned subsidiary of another corporation, the options granted thereunder, to the extent not fully exercised, will be cancelled unless the surviving corporation in any such acquisition elects to assume the options or to grant substitute options in place thereof. Notwithstanding the foregoing, vested options will remain exercisable until the date of any such acquisition and any unvested options will become exercisable for a ten-day period ending on the fifth day immediately preceding any such acquisition.

(2)	The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciations of the Company’s common stock. The actual value, if any, the Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the Named Executive Officer will be at or near the value shown.

Option Exercises and Fiscal Year-End Values

Set forth below is certain information concerning exercised and unexercised options to purchase common stock granted prior to January 31, 2004 to the Named Executive Officers, and held by them at January 31, 2004. This table does not include the option awards for fiscal 2004 which were approved by our Board of Directors on April 7, 2004.

			Number of Unexercised Options at January 31, 2004 January 31, 2004		Value of In-the-Money Options at January 31, 2004 $ (1)
Name	Shares acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Margolis	—	—	—	—	—	—
Howard Siegel	40,507	384,377	76,406	—	817,086	—
Steven Ascher	86,666	765,411	—	—	—	—
Kyle Wescoat	—	—	10,154	—	14,622	—
Sandi Stuart	14,418	160,019	—	35,582	—	271,282
Larry Sass	10,000	129,890	—	20,000	—	144,820

(1)	The value of unexercised in-the-money options at FY-end was calculated based on the market value of the underlying securities, minus the exercise price, and assumes the sale of the underlying securities on January 30, 2004, the last trading day in fiscal 2004, at a price of $20.23 per share, which was the closing price of the Company’s common stock on the NASDAQ National Market System on that date.

Employment and Management Agreements

Management Agreement

The Newstar Group, Inc. d/b/a The Wilstar Group (“Wilstar”) previously provided the executive management services of Mr. Margolis as the Company’s Chairman of the Board and Chief Executive Officer pursuant to a management agreement between Wilstar and the Company. The parties originally entered into a management agreement on May 4, 1995, which was subsequently amended several times. As of November 29, 1999, Wilstar and the Company entered into a revised management agreement, which substantially revised and restated in one document the terms under which Wilstar agreed to continue to provide executive management services to the Company. Robert Margolis is currently the sole stockholder of Wilstar. On January 3, 2001, in accordance with the terms of the management agreement, Wilstar assigned the management agreement to Mr. Margolis.

Base Compensation and Performance Bonuses.    As base compensation for services rendered under the management agreement, Mr. Margolis is currently paid $720,746 per fiscal year. Mr. Margolis’ base compensation is subject to an annual cost of living increase.

Mr. Margolis is also eligible for annual performance bonuses. Section 3.3 of the management agreement provides that, for each fiscal year after the Company’s fiscal year ended January 29, 2000 (“fiscal 2000”), if the

Company’s EBITDA for such fiscal year is no less than $5.0 million, then Mr. Margolis will receive a performance bonus equal to (x) 10% of the Company’s EBITDA for such fiscal year in excess of $2.5 million up to $10.0 million, plus (y) 15% of the Company’s EBITDA for such fiscal year in excess of $10.0 million.

In all cases, EBITDA will be determined in accordance with U.S. generally accepted accounting principles and will be reduced by all accrued compensation expenses attributable to any compensation paid or payable to Mr. Margolis under the management agreement, including but not limited to the performance bonuses provided for under Section 3.3 and base compensation payable to Mr. Margolis.

Initial Term and Extensions.    The initial term of the management agreement was until February 2, 2002. However, if the Company’s consolidated pre-tax earnings, as set forth in its audited financial statements for any of its fiscal years during the term of the management agreement, commencing with fiscal 2000: (a) are no less than 80% of the consolidated pre-tax earnings contained in the budget submitted to and approved by the Compensation Committee for such fiscal year, and (b) are also no less than the consolidated pre-tax earnings for the immediately preceding fiscal year, then the termination date of the management agreement will automatically be extended an additional year. There may be any number of such extensions if the foregoing tests are met on multiple occasions. During fiscal 2004, fiscal 2003, fiscal 2002, fiscal 2001 and fiscal 2000 the foregoing tests were met and therefore the term of the management agreement has been extended to February 1, 2007.

Composition of the Board of Directors.    The management agreement provides that if the Company’s board is comprised of five directors, the Company will use its commercially reasonable best efforts to ensure (a) that one director is nominated by Mr. Margolis (the “Wilstar Director”); (b) that one director (the “Investor Director”) is nominated by the members of the group, other than Mr. Margolis, that filed a Schedule 13-D, dated April 24, 1995, with respect to the purchase of the Company’s common stock (collectively, the “Outside Investors”); and (c) that three directors are nominated by the non-Wilstar non-Investor Directors (the “Other Directors”). If there are seven directors, the Company will use its commercially reasonable best efforts to ensure that a second Investor Director is nominated by Outside Investors and four directors are nominated by the Other Directors. If there are nine directors, the Company will use its commercially reasonable best efforts to ensure that, in addition to the Wilstar Director and the Investor Directors described above, one director is nominated by Mr. Margolis and the Outside Investors together (the “Wilstar/Investor Director”) and five directors are nominated by the Other Directors. If the Board of Directors is expanded, the Company will use its commercially reasonable best efforts to ensure that Mr. Margolis is able to maintain his proportionate representation. The management agreement also provides that the Company will use its commercially reasonable best efforts to ensure that the Board of Directors will have an audit and a compensation committee, each of which will be comprised of three members, one of whom shall be an Investor Director and two of whom shall be selected by the entire Board of Directors from all of the remaining directors, other than the Wilstar Director.

In addition to the events of termination described below under the title “Events of Termination,” Mr. Margolis may elect to treat the following events relating to the composition of the Board of Directors as a breach of the management agreement by the Company:

•	the size of the Board of Directors is increased or decreased without Mr. Margolis’ maintaining or increasing his proportionate representation;

•	the Wilstar Director, the Investor Directors or the Wilstar/Investor Director, as applicable, are not elected to the Board of Directors or are not put on the slate of directors recommended to the Company’s stockholders or any such director is removed from the Board of Directors without Mr. Margolis’ prior approval; or

•	without Mr. Margolis’ consent, he is not elected Chairman of the Board.

Mr. Margolis has waived any rights under the management agreement with respect to the nomination, election or appointment of an Investor Director on the Board of Directors or on the audit or compensation committees until the 2005 annual meeting of stockholders.

Events of Termination.    Mr. Margolis may terminate the management agreement if the Company materially breaches any of the terms and conditions of the management agreement or fails to perform its material obligations thereunder. Unless initiated or consented to by Mr. Margolis, the occurrence of any of the following will be deemed to be a material breach of the management agreement:

•	the assignment to Mr. Margolis of any duties materially inconsistent with, or the diminution of Mr. Margolis’ positions, titles, offices, duties and responsibilities with the Company or any removal of Mr. Margolis from, or any failure to re-elect Mr. Margolis to, any titles, offices or positions held by Mr. Margolis under the Revised Management Agreement, including the failure of the Board of Directors to elect Mr. Margolis or his designee as Chairman of the Board or the failure to elect, or the removal of, any Wilstar or Outside Investor nominee as director from the slate of directors recommended to the Company’s stockholders by the Board of Directors;

•	except as in accordance with the management agreement, a reduction by the Company in the base compensation or any other compensation provided for in the management agreement;

•	a change or relocation of Mr. Margolis’ offices at the Company that materially and adversely affects Mr. Margolis’ working environment; or

•	any other substantial, material and adverse changes in Mr. Margolis’ working conditions imposed by the Company.

The Board of Directors may terminate the management agreement at any time without cause. If appropriate, the Board of Directors may also terminate the management agreement “for cause.” “For cause” is limited to the willful misfeasance or gross negligence on the part of Mr. Margolis in connection with the performance of his duties pursuant to the management agreement, which willful misfeasance or gross negligence directly causes material harm to the assets, business or operations of the Company. The management agreement will terminate immediately upon Mr. Margolis’ death and may be terminated by the Board of Directors if Mr. Margolis fails to render services to the Company for a substantially continuous period of six months because of Mr. Margolis’ physical or mental disability during such period.

Payments to Mr. Margolis if the Management Agreement Is Terminated.    If the management agreement is terminated for any reason by either the Company or Mr. Margolis, the Company will:

•	pay Mr. Margolis’ base compensation through the date of termination;

•	reimburse Mr. Margolis for all expenses incurred through the date of termination;

•	provide ongoing indemnification for Mr. Margolis and ongoing insurance coverage comparable to the insurance offered to other terminated directors, officers or employees of the Company; and

•	pay Mr. Margolis any unpaid performance bonuses earned during the fiscal year in which the management agreement is terminated; unpaid performance bonuses will be calculated using the results of the whole fiscal year during which the management agreement is terminated, but will be pro rated for the number of full months occurring in such fiscal year prior to the date of termination.

In addition to the payments and other compensation described above, if the Company terminates the management agreement without cause or Mr. Margolis terminates the management agreement after the Company materially breaches any of the terms and conditions thereof or fails to perform its material obligations there under, the Company will pay Mr. Margolis, within 60 calendar days after the date of termination, a lump sum in cash equal to three times the sum of (a) Mr. Margolis’ base compensation at the rate in effect at the date of the termination and (b) the “Previous Performance Bonus.” The “Previous Performance Bonus” means an amount equal to the performance bonus received by Mr. Margolis under Section 3.3 of the management agreement in the Company’s last full fiscal year ending prior to the date of termination. Mr. Margolis’ annual base compensation in fiscal 2004 was $720,746 and his performance bonus for fiscal 2004 was approximately $3.1 million and, based on those amounts, the lump sum payment referenced above would be approximately $11.4 million.

Cap on Payments Contingent on a Change in Control.    If any payments to Mr. Margolis under the management agreement are determined to result in the non-deductibility of some or all of such payments under Section 280G of the Code, the payments to Mr. Margolis will be reduced to the maximum amount that is payable without causing such payments to be nondeductible by the Company.

Other Compensation Arrangements

For fiscal 2004, a bonus pool equal to approximately 4% of the Company’s EBITDA in excess of $2.5 million was established and all of the Company’s employees participated in the bonus pool. Mr. Siegel was entitled to 25% of the bonus pool, and the Chief Executive Officer allocated the remainder of the bonus pool among the fifteen other employees based upon their individual performance during fiscal 2004. This approach is designed to motivate the Company’s employees to meet the business and financial objectives of the Company because the bonuses are tied to the profitability of the Company.

There are no other compensation arrangements with current employees. Previously, the Company had a specific compensation arrangement with Steven Ascher, the Executive Vice President of New Business. However, during November 2003 Mr. Ascher left the Company. In conjunction with his separation and in recognition of his service, we have agreed to pay Mr. Ascher severance totaling $575,000, all of which was expensed in fiscal 2004. The amount of the severance that was paid as of January 31, 2004 is $125,000. As a consequence of Mr. Ascher’s departure, the Company no longer has a specific compensation arrangement with Mr. Ascher.

Certain Relationships and Related Transactions

On November 7, 1997, the Company entered into an Agreement of Purchase and Sale of Trademarks and Licenses with Sideout Sport Inc., pursuant to which the Company agreed to purchase all of Sideout Sport Inc.’s trademarks, copyrights, trade secrets and associated license agreements. Steven Ascher, an Executive Vice President of the Company, beneficially owns 37.2% of Sideout Sport Inc. Mr. Ascher’s father and father-in-law beneficially own 8.9 % and 5.0%, respectively, of Sideout Sport Inc. Pursuant to the agreement with Sideout, the Company paid $1.5 million at the closing of the acquisition and agreed to pay an additional $500,000 upon release of liens on the assets that were purchased. Most of the liens have since been released and $495,000 of the $500,000 holdback has been paid. Under the terms of the agreement with Sideout, the Company also agreed to pay Sideout Sport Inc., on a quarterly basis, contingent payments of 40% of the first $10.0 million, 10% of the next $5.0 million and 5% of the next $20.0 million, of royalties and license fees received by the Company through licensing of the Sideout trademarks. Upon the earlier of such time as the Company has paid Sideout Sport Inc. total contingent payments of $5.5 million or October 22, 2004, the Company will have no further obligation to pay Sideout Sport Inc. During fiscal 2004, the Company made payments of $315,000 to Sideout Sport Inc. and since January 1999, the Company has paid in total over $4.6 million in contingent payments to Sideout Sport Inc.

For information with respect to other transactions and relationships between the Company and certain executive officers, directors and related parties, see “Compensation Committee Interlocks and Insider Participation” above and “Employment and Management Agreements” above.

Equity Compensation Plan Information

The Company currently maintains two compensation plans, the Cherokee 1995 Incentive Stock Option Plan, and the 2003 Incentive Award Plan. Both of these stock option award plans provide for the issuance of common stock to officers and other employees and directors, and has previously been approved by the Company’s stockholders. The following table sets forth the information regarding outstanding options and shares reserved for future issuance under the 1995 Incentive Stock Option Plan and the 2003 Incentive Award Plan as of January 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities referenced in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders—1995 Plan	174,678	$11.41	20,310	(1)
Equity compensation plans approved by security holders—2003 Plan	—	—	250,000	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	174,678	$11.41	270,310

(1)	Unless sooner terminated by the Board in its sole discretion, the Cherokee Inc. 1995 Incentive Stock Option Plan will expire on July 24, 2005. The shares shown available for grant as of January 31, 2004 under the 1995 Incentive Stock Option Plan was subsequently granted in February 2004 in connection with the hiring of our Chief Financial Officer, Russell J. Riopelle. In the event that any outstanding option under the plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the plan as if no option had been granted with respect to such shares.

(2)	Of the total 250,000 shares shown available for grant as of January 31, 2004 under the 2003 Incentive Award Plan, stock options for 104,690 shares were subsequently granted in April 2004, leaving 145,310 shares available for future awards. The options awarded for fiscal 2004 expire in seven years from the date of grant, vest ratably over three years, and have an exercise price of $23.12 per share. In the event that any outstanding option under the plan expires or is terminated, the shares of common stock allocable to the unexercised portion of the option shall again be available for options under the plan as if no option had been granted with respect to such shares.

Compensation Committee Report

The following Report of the Compensation Committee of the Board of Directors covering fiscal 2004 and the performance graph that follows are included herein pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, the information contained in this report and the performance graph that follows shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference, in whole or in part, into any future filing under the Securities Act or Exchange Act, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

General.    The Compensation Committee of the Board of Directors is currently composed of three non-employee directors of the board, Mr. Ewing, Mr. Ravich and Mr. Hull. The Compensation Committee reviews the performance of the Chief Executive Officer whose services are provided pursuant to the management agreement with Mr. Margolis, and when appropriate makes recommendations to the Board of Directors as to the terms of the management agreement. As appropriate, the Compensation Committee reviews and approves the recommendations of the Chief Executive Officer regarding compensation for other executive officers, including salary and cash bonus levels and the stock option grants under the Company’s 1995 Incentive Stock Option Plan, as amended, and the 2003 Incentive Award Plan. During fiscal 2004, the Company had six executive officers and seventeen total employees.

Compensation Policies.    The Company’s executive compensation policies are designed to attract, reward and retain executive officers who contribute to the Company’s success, to provide economic incentives for executive officers to achieve the Company’s business and financial objectives by linking the executive officers’ compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. The Company uses a combination of base salary, cash bonuses and stock options to achieve these objectives.

In carrying out these above listed objectives, the Compensation Committee considers, among others, the following factors concerning the individual performance of executive officers: (1) their ability to perform their given tasks; (2) knowledge of their jobs; and (3) their ability to work with others toward the achievement of the Company’s goals. The Compensation Committee also evaluates corporate performance by looking at factors such as the Company’s performance relative to the business environment and the success of the Company in meeting its business and financial objectives. In reviewing the above listed factors regarding both individual and corporate performance, the Compensation Committee relies on its subjective evaluations of such factors.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain otherwise deductible compensation in excess of $1.0 million paid to the Chief Executive Officer and the next four most highly compensated executive officers. It is the policy of the Compensation Committee to attempt to have all executive compensation treated as tax-deductible compensation wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. However, this policy does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction. The Compensation Committee may elect to approve awards or grant compensation to executive officers which is not deductible by the Company under Section 162(m) of the Internal Revenue Code.

Components of Compensation.    The annual base compensation and performance bonuses payable to Mr. Margolis for providing his executive management services as the Company’s Chairman of the Board and Chief Executive Officer are governed by the management agreement. See “Employment and Management Agreements —Management Agreement” above. The Company seeks to pay its other executive officers salaries that are commensurate with their qualifications, duties and responsibilities. In reviewing and approving the Chief Executive Officer’s recommendations regarding the annual salaries of the other executive officers, the Compensation Committee considers the individual and corporate performance factors outlined above, and puts particular emphasis on the success of the Company in meeting its business and financial objectives and the overall contribution of each executive officer in helping to meet those objectives.

For fiscal 2004, a bonus pool equal to approximately 4% of the Company’s EBITDA in excess of $2.5 million was established and all of the Company’s employees participated in the bonus pool. Mr. Siegel was entitled to 25% of the bonus pool, and the Chief Executive Officer allocated the remainder of the bonus pool among the fifteen other employees based upon their individual performance during fiscal 2004. This approach is designed to motivate the Company’s employees to meet the business and financial objectives of the Company because the bonuses are tied to the profitability of the Company.

The Company’s 1995 Incentive Stock Option Plan and the 2003 Incentive Award Plan authorize the Compensation Committee to grant employees stock options. Stock options are granted under the plan with exercise prices equal to or above the market price of the Company’s common stock on the date of grant and generally vest in annual installments over two or three years. Since stock options have value only if the price of the Company’s common stock increases over the exercise/grant price, the Compensation Committee believes that stock option grants to executive officers provide incentives for executive officers to build stockholder value and thereby align the interests of the executive officers with the stockholders. The Compensation Committee also believes that these grants, which may vest over a period of two or more years, provide incentives for executive officers to remain with the Company. In determining the numbers of options granted in any fiscal year, the Compensation Committee considers such factors as the seniority of the executive officer, the contribution that the executive officer is expected to make to the Company and the size of prior grants to the executive officer. The remaining shares available for award under the 1995 Plan were fully awarded on February 20, 2004, concurrent with the hiring of our Chief Financial Officer, Russell J. Riopelle.

Of the 250,000 shares initially available for award under the 2003 Incentive Award Plan, a total of 104,690 shares were granted on April 7, 2004, leaving 145,310 shares available for future award. This grant vests ratably over three years from the date of grant.

Compensation of the Chief Executive Officer.    Compensation in return for the services of Mr. Margolis as Chief Executive Officer of the Company is governed by the terms of the management agreement.

The management agreement was approved by both the Compensation Committee and the disinterested members of the Board of Directors. The provisions of the management agreement regarding the annual cash performance bonus and the performance goals related thereto were submitted to and approved by the stockholders of the Company in January 2000. The material terms of such management agreement are summarized above under the section “Employment and Management Agreements — Management Agreement.” The terms of the management agreement resulted from several months of negotiations between Wilstar and the Company. The primary basis for the Compensation Committee’s determination to approve the terms of the management agreement was to retain the services of Mr. Margolis as Chairman of the Board and Chief Executive Officer of the Company and to provide a strong incentive for him to continue to increase the long-term value of the Company for its stockholders. Under Mr. Margolis’ leadership, the Company’s revenues have grown from approximately $8.7 million in the fiscal year ended May 31, 1997 to approximately $36.3 million in fiscal 2004, an increase of over 417% during that time period. Mr. Margolis’ performance is further highlighted by the performance graph on the next page, which compares the Company’s stock performance with the stock performance of other companies, as measured by broad market indices. Mr. Margolis was Chief Executive Officer of the Company during the entire period covered by the performance graph.

Under the management agreement, Mr. Margolis’ base compensation remained was $720,746 in fiscal 2004. The performance goals under the management agreement were achieved in fiscal 2004 and, as a result, Mr. Margolis earned a cash bonus from the Company of $3.1 million for fiscal 2004.

Respectfully submitted,

Compensation Committee

Mr. Timothy Ewing, Chairman

Mr. Jess Ravich

Mr. Keith Hull

Common Stock Performance

Due to the nature of the Company’s business being that of a licensor of its Cherokee and Sideout brands to wholesalers and retailers, which in turn put those brands on various products including but not limited to footwear, apparel, accessories, watches, eyewear, home textile products and sporting goods, the Company does not believe that a comparable peer group of publicly-traded licensing companies exists; hence, the Company’s return on investment was compared to the S&P 100-LTD and NASDAQ COMPOSITE INDEX.

The graph below compares the cumulative total shareholder return on the Company’s common stock with the cumulative total return on the NASDAQ COMPOSITE INDEX and the S&P 100-LTD for the period commencing January 31, 1998 and ending on January 30, 2004. The data set forth below assumes the value of an investment in the Company’s common stock and each Index was $100 on January 31, 1998. The data set forth below also assumes the reinvestment of all dividends.

Comparison of Total Return

Since January 31, 1998

AMONG CHEROKEE INC., THE NASDAQ COMPOSITE AND THE S&P 100-LTD

	FY 1998 1/31/1998	FY 1999 1/29/1999	FY 2000 1/28/2000	FY 2001 2/2/2001	FY 2002 2/1/2002	FY 2003 1/31/2003	FY 2004 1/30/2004
Cherokee Inc.	100.000	112.041	112.041	136.711	205.580	222.467	312.810
NASDAQ Composite Index	100.000	130.559	202.519	138.614	99.577	68.820	130.320
S&P 100 Stock Index	100.000	136.616	157.435	150.490	121.451	92.274	130.140

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file various reports with the Securities and Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. The Securities and Exchange Commission rules also require that copies of these filings be furnished to the Company.

To the Company’s knowledge, based solely on its review of copies of such reports received or written representations from certain reporting persons that no other reports were required during fiscal 2004, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met during fiscal 2004.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Company’s Board of Directors is included herein pursuant to Item 306 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, the information contained in this report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference, in whole or in part, into any future filing under the Securities Act or Exchange Act, and such information shall be entitled to the benefits provided in Item 306(c) of Regulation S-K.

The Audit Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, accounting principles and internal controls. The Company’s independent public accountants are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended January 31, 2004 with management and the Company’s independent public accountants. The Audit Committee has discussed with the Company’s independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the Company’s independent public accountants their independence from the Company. The Audit Committee has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent public accountants’ independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the Company’s independent public accountants. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s independent public accountants meet the applicable standards for independent public accountants independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee

Mr. Jess Ravich, Chairman

Mr. David Mullen

Mr. Keith Hull

INDEPENDENT PUBLIC ACCOUNTANTS

Since May 30, 1995, the Company has engaged PricewaterhouseCoopers LLP, formerly Coopers & Lybrand L.L.P., to serve as its principal independent accountant to audit its financial statements. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement during the annual meeting if the representative desires to do so and the representative is expected to be available to respond to appropriate questions.

Fees Paid to Independent Public Accountants

The fees paid by the Company to PricewaterhouseCoopers LLP, the Company’s independent public accountants, during fiscal 2004 and 2003 are as follows:

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$58,780	$74,800
Audit-related Fees	$—	$—
Tax Fees – includes compliance, tax advice and tax planning(2)	$43,612	$34,843
All Other Fees	$—	$—

(1)	Audit Fees were for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of its consolidated financial statements included in quarterly reports.
(2)	Tax Fees were for professional services for federal and state tax compliance, tax advice and tax planning.

PricewaterhouseCoopers did not use any non-permanent employees in the auditing of the Company’s financial statements during fiscal 2004.

The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by the independent auditors and establishes a pre-approved aggregate fee level for all these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee.

OTHER MATTERS

Additional Information

A copy of the Company’s Annual Report on Form 10-K for fiscal 2004, including financial statements, is being mailed with this proxy statement to each stockholder of record on the record date for the annual meeting. Additionally, copies of the Company’s Annual Report on Form 10-K for fiscal 2004, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, are available free of charge upon written request to the office of Investor Relations, Cherokee Inc., 6835 Valjean Avenue, Van Nuys, CA 91406.

Date for Submission of Stockholder Proposals for the 2005 Annual Meeting

Any proposal relating to a proper subject which a stockholder may intend to be presented for action at the 2005 Annual Meeting of Stockholders must be received by the Company no later than January 1, 2005, to be considered for inclusion in the proxy material to be disseminated by the Board of Directors in accordance with the provisions of Rule 14a(8)(e)(1) promulgated under the Exchange Act. Copies of such proposals should be sent to the Corporate Secretary at the Company’s principal executive offices. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

In addition, if the Company has not received notice on or before March 17, 2005 of any matter a stockholder intends to propose for a vote at the 2005 Annual Meeting, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without a discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate matter on the proxy card.

Other Business of the Annual Meeting

The Board of Directors is not aware of any matter to be presented at the annual meeting or any postponement or adjournment thereof, which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with the recommendation of the Board of Directors, or if no such recommendation is given, in their own discretion.

Cost of Soliciting Proxies

The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company, who will not receive any additional compensation for such services. The Company has retained U.S. Stock Transfer Corporation to assist in soliciting proxies with respect to shares of common stock held of record by brokers, nominees and institutions. The Company does not anticipate that the costs of such proxy solicitation firm will exceed $12,000, plus its out-of-pocket fees and expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

By Order of the Board of Directors,

Carol A. Gratzke

Secretary

Van Nuys, California

April 20, 2004

ANNEX A

AUDIT COMMITTEE CHARTER

OF THE AUDIT COMMITTEE

OF CHEROKEE INC.

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Cherokee Inc. (the “Company”) on March 30, 2004.

I. Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 100, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II. Membership

The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclosure in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV. Powers and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2. Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3. Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii) The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4. Meetings with Management and the Independent Auditor.

(i) The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5. Separate Meetings with the Independent Auditor.

(i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7. Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Powers and Responsibilities

8. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

9. The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

10. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

11. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

12. The Committee shall periodically discuss with management the responsibilities, budget and staffing of the Company’s internal audit function.

13. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

14. The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

15. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

16. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

17. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

18. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

19. The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEROKEE INC.

2004 Annual Meeting of Stockholders, June 14, 2004

The undersigned hereby appoints Robert Margolis and Keith Hull, and each of them, proxies for the undersigned with full power of substitution, to vote all of the shares which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the 2004 Annual Meeting of Stockholders of Cherokee Inc. (including any adjournment or postponement thereof) to be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on June 14, 2004 at 10:00 A.M. Pacific Time, on all matters that may come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby instructs said proxies or their substitutes:

1. ELECTION OF DIRECTORS.	☐ To VOTE FOR all nominees listed below.	☐ To WITHHOLD AUTHORITY to vote for all nominees listed below:

Robert Margolis, Timothy Ewing, David Mullen, Jess Ravich, Keith Hull

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.     DISCRETIONARY AUTHORITY: The persons named as proxies are authorized to vote in their discretion with respect to all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED HEREIN. If any nominees for director should be unavailable, the persons named as proxies herein may vote for substitute nominees in their discretion.

The undersigned hereby revokes any proxies heretofore given by the undersigned to vote at the 2004 Annual Meeting of Stockholders or any adjournment thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 20, 2004, and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

Dated: , 2004

Signature(s)

Note: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing; when signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No additional postage is required if mailed within the United States.